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                                                                                                          Exhibit 12


                                                        THE BEAR STEARNS COMPANIES INC.
                                        STATEMENT RE COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                                       (In thousands, except for ratio)

                      Six Months   Six Months  Fiscal Year     Fiscal Year     Fiscal Year     Fiscal Year    Fiscal Year
                        Ended         Ended        Ended           Ended           Ended           Ended          Ended
                     December 31, December 31, June 30, 1993   June 30, 1992   June 30, 1991   June 30, 1990  June 30, 1989
                         1993          1992

Earnings before taxes
 on income              $409,906      $219,397  $  614,398      $  507,625      $  229,501      $  192,532     $  287,383

Add: Fixed Charges
     Interest            434,458       343,058     710,086         834,859       1,141,029       1,217,212      1,089,879
     Interest factor
      in rents            10,624        10,066      20,084          20,874          18,715          18,999         18,798

 Total fixed charges     445,082       353,124     730,170         855,733       1,159,744       1,236,211      1,108,677

Earnings before
 fixed charges and
 taxes on income        $854,988      $572,521  $1,344,568      $1,363,358      $1,389,245      $1,428,743     $1,396,060

Ratio of earnings to
 fixed charges               1.9           1.6         1.8             1.6             1.2             1.2            1.3



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